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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010
NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2019
FINANCIAL RESULTS

Fourth Quarter 2019:

•	Sales of $370 million, down 4% from last year; Organic Sales down 4%

•	Operating Margin of 16.5%; Adjusted Operating Margin of 17.2%, up 190 bps

•	GAAP EPS of $0.80; Adjusted EPS of $0.86, up 2% versus prior year period

Full Year 2019:

•	Sales of $1,491 million, down slightly from 2018; Organic Sales down 2%

•	Record Operating Income of $236.4 million; Adjusted Operating Income of $244.1 million, up 2%

•	Operating Margin of 15.9%; Adjusted Operating Margin of 16.4%, up 40 bps

•	GAAP EPS of $3.07; Adjusted EPS of $3.21, down slightly from 2018

2020 Outlook:

•	2020 Organic Sales Growth of 1% to 3%

•	2020 Adjusted Net Income of $3.12 to $3.32 per Share; Down 3% to up 3% from 2019 Adjusted Net Income of $3.21 per Share

BRISTOL, Conn., February 21, 2019 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today reported financial results for the fourth quarter and full year 2019.
“End market trends experienced throughout the year endured into the fourth quarter, as a weak global industrial manufacturing environment and lingering trade uncertainties unfavorably impacted revenues in our Industrial business, while sustained strength in Aerospace provided a partial offset. Evident in our 2019 performance is the power of our transformed portfolio, which allowed us to generate one of the best financial years in Barnes Group’s long history,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “As a Company, we generated record operating profit in 2019 and increased operating margins over the previous year. Aerospace led the way with record sales and operating profit. With solid backlog in place, and an energized workforce, we anticipate another good year in 2020,” added Dempsey.

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Fourth Quarter 2019 Highlights
Fourth quarter 2019 net sales of $370 million were down 4% from $384 million in the prior year period, with organic sales (1) declining 4%. Acquisition sales contributed 1%, while foreign exchange negatively impacted sales by 1%. Operating income was $61.3 million versus $52.2 million a year ago. On an adjusted basis, which excludes short-term purchase accounting adjustments for Gimatic and a $5.6 million non-cash impairment charge related to the disposition of the Seeger business this year, and IGS and Gimatic short-term purchase accounting adjustments and acquisition transaction costs last year, operating income was $63.5 million this year versus $58.6 million a year ago, an increase of 8%. Adjusted operating margin was 17.2%, up 190 bps from 15.3% in the prior year period.
Net income for the fourth quarter was $41.0 million, or $0.80 per diluted share, compared to $38.8 million, or $0.75 per diluted share, a year ago. On an adjusted basis, net income per share of $0.86 was up 2% from $0.84 a year ago. Adjusted net income per diluted share in the fourth quarter of 2019 excludes a $0.05 benefit related to the finalization of Gimatic short-term purchase accounting in our Industrial Segment and excludes an $0.11 non-cash impairment charge related to the disposition of the Seeger business. Fourth quarter 2018 adjusted net income per share excludes $0.11 of Industrial Gas Springs (“IGS”) and Gimatic short-term purchase accounting and acquisition cost adjustments in our Industrial Segment and a $0.02 benefit related to U.S. tax reform.
Full Year 2019 Highlights
For the full year 2019, Barnes Group generated net sales of $1,491 million, down slightly from $1,496 million in the prior year. Full year organic sales were down 2%. Acquisitions provided a 4% sales lift, while unfavorable foreign exchange was 2%. Operating income was a record $236.4 million versus $231.8 million a year ago. On an adjusted basis, operating income was $244.1 million this year versus $239.7 million a last year, an increase of 2%. Adjusted operating margin was 16.4%, up 40 bps from 16.0% in the prior year.

Interest expense in 2019 increased $3.8 million to $20.6 million, primarily as a result of increased borrowings during the period, partially offset by the impact of lower average interest rates.

Other expense was $9.0 million in 2019 compared to $7.4 million last year, primarily driven by higher foreign currency losses this year compared to a year ago.

The Company’s effective tax rate in 2019 was 23.4% compared with 19.9% last year with the increase largely due to the absence of adjustments to certain valuation reserves and final adjustments related to U.S. Tax Reform.

Net income for the year was $158.4 million, or $3.07 per diluted share, compared to $166.2 million, or $3.15 per diluted share, a year ago. On an adjusted basis, 2019 net income per share was $3.21, down slightly from $3.22 for 2018. Adjusted net income per share for 2019 excludes $0.03 of Gimatic short-term purchase accounting adjustments and an $0.11 non-cash impairment charge related to the disposition of the Seeger business. For 2018 adjusted net income per share excludes $0.12 of IGS and Gimatic short-term purchase accounting adjustments and acquisition transaction costs and favorable tax adjustments of $0.05 per share related to U.S. tax reform.

2019 Full Year cash provided by operating activities was $248.3 million versus $237.2 million in the prior year period. In the third quarter of 2019, the Company made a discretionary $15 million U.S.

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pension contribution which reduced full year operating cash flow. Free cash flow was $195.0 million compared to $179.9 million last year. Capital expenditures were $53.3 million, down $4.0 million from a year ago.

Segment Performance

Industrial
Fourth quarter sales were $230.9 million, down 9% from $255.1 million in the prior year period. Organic sales decreased approximately 10% primarily related to softness in certain end markets due, in part, to ongoing trade uncertainties. Unfavorable foreign exchange decreased sales by $3.3 million, or 1%, while acquisition revenues contributed $4.6 million, or 2%.

Operating profit in the fourth quarter was $30.2 million, up 14% from $26.4 million in the prior year period. Excluding a short-term purchase accounting true-up benefit for Gimatic and a non-cash impairment charge related to the disposition of the Seeger business in this year’s fourth quarter, and IGS and Gimatic short-term purchase accounting adjustments and acquisition transaction costs last year, adjusted operating profit was $32.5 million versus an adjusted $32.8 million a year ago. Adjusted operating margin was 14.1%, up 120 bps from 12.9% last year, primarily driven by strong productivity.

Full year 2019 sales were $938.5 million, down 6% from $994.7 million last year. Organic sales were down 8%. Acquisitions contributed 5%, while unfavorable foreign exchange was 3%. Full year operating profit of $114.0 million was down 13% from $130.4 million in the prior year. On an adjusted basis, operating profit was $121.6 million for 2019 versus $138.3 million a year ago, a decrease of 12%. Adjusted operating margin was 13.0%, down 90 bps from 2018.

Aerospace
Fourth quarter sales were $139.3 million, up 8% from $129.1 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 7% due to the ramping of new engine programs while aftermarket sales increased 10% from continuing strength in maintenance, repair and overhaul, and spare parts sales.

Operating profit was $31.1 million, up 21% from $25.8 million in the prior year period, primarily reflecting the profit impact of higher sales volumes. Operating margin of 22.3% was up 230 bps from 20.0% a year ago.

Full year 2019 sales were a record $552.6 million, up 10% from $501.2 million last year. Operating profit was a record $122.5 million, up 21%, compared to $101.4 million a year ago. Operating margin was 22.2% versus 20.2% last year, up 200 bps.

Aerospace OEM backlog ended the year at $801 million, down 1% from the end of the third quarter of 2019. The Company expects to ship approximately 50% of this backlog over the next 12 months.

2020 Outlook

Barnes Group expects 2020 organic sales to be up 1% to 3%, with total revenue down slightly given the divestiture of the Seeger business; a 4% impact on sales. Foreign exchange is not anticipated to have a meaningful impact on 2020 sales. Operating margin is forecasted to be in the range of 16.0% to 17.0%. Adjusted earnings are expected to be in the range of $3.12 to $3.32 per diluted share, down 3% to up 3% from 2019’s adjusted earnings of $3.21 per share. Adjusted earnings per share for 2020 are anticipated to exclude a $0.10 impact, primarily taxes, related to the divesture of the Seeger business. Further, the

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Company forecasts capital expenditures of approximately $60 million and cash conversion of greater than 100% of net income. Excluding the tax charge related to the Seeger divestiture, the effective tax rate for 2020 is expected to be approximately 24.0% to 24.5%.

“2019, while presenting challenges in certain of our Industrial end markets, generated solid results for Barnes Group. As 2020 unfolds, we anticipate organic revenue growth to return, especially after the first quarter. With a well-positioned balance sheet and the expectation of sustained, solid cash generation, we anticipate ongoing investments in both organic growth opportunities and strategic acquisitions, all with an eye towards a strengthened portfolio built to support our future,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

Conference Call Information

Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2019 results at 8:30 a.m. ET today, February 21, 2020. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 7982879. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, February 21, 2020 until 11:59 p.m. (ET) on Friday, February 28, 2020, by dialing (416) 621-4642; Conference ID 7982879.
Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, automation, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect and avoid infringing upon intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; government tariffs, trade agreements and trade policies; the impact of new or revised tax laws and regulations; the adoption of laws, directives or regulations that impact the materials processed by our products or their end markets; changes in raw material or product prices and availability; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; integration of

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acquired businesses; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies; product liabilities and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070
# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net sales	$370,171	$384,117	(3.6)	$1,491,118	$1,495,889	(0.3)

Cost of sales	226,784	251,902	(10.0)	944,154	963,524	(2.0)
Selling and administrative expenses	82,131	80,026	2.6	310,516	300,601	3.3
	308,915	331,928	(6.9)	1,254,670	1,264,125	(0.7)
Operating income	61,256	52,189	17.4	236,448	231,764	2.0

Operating margin	16.5%	13.6%		15.9%	15.5%

Interest expense	4,774	4,763	0.2	20,629	16,841	22.5
Other expense (income), net	2,932	2,271	29.1	8,975	7,428	20.8
Income before income taxes	53,550	45,155	18.6	206,844	207,495	(0.3)
Income taxes	12,577	6,325	98.8	48,494	41,309	17.4
Net income	$40,973	$38,830	5.5	$158,350	$166,186	(4.7)

Common dividends	$8,130	$8,210	(1.0)	$32,544	$32,206	1.0

Per common share:
Net income:
Basic	$0.80	$0.75	6.7	$3.09	$3.18	(2.8)
Diluted	0.80	0.75	6.7	3.07	3.15	(2.5)
Dividends	0.16	0.16	—	0.64	0.62	3.2

Weighted average common shares outstanding:
Basic	51,025,733	51,575,394	(1.1)	51,213,518	52,304,190	(2.1)
Diluted	51,379,008	52,082,632	(1.4)	51,633,169	52,831,606	(2.3)

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2019	2018	% Change		2019	2018	% Change
Net sales
Industrial	$230,913	$255,058	(9.5)		$938,507	$994,735	(5.7)
Aerospace	139,258	129,060	7.9		552,611	501,162	10.3
Intersegment sales	—	(1)			—	(8)
Total net sales	$370,171	$384,117	(3.6)		$1,491,118	$1,495,889	(0.3)

Operating profit
Industrial	$30,177	$26,400	14.3		$113,968	$130,404	(12.6)
Aerospace	31,079	25,789	20.5		122,480	101,360	20.8
Total operating profit	$61,256	$52,189	17.4		$236,448	$231,764	2.0

Operating margin			Change				Change
Industrial	13.1%	10.4%	270	bps.	12.1%	13.1%	(100)	bps.
Aerospace	22.3%	20.0%	230	bps.	22.2%	20.2%	200	bps.
Total operating margin	16.5%	13.6%	290	bps.	15.9%	15.5%	40	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31, 2019 (1)	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$93,805	$100,719
Accounts receivable	348,974	382,253
Inventories	232,706	265,990
Prepaid expenses and other current assets	67,532	57,184
Assets held for sale	21,373	—
Total current assets	764,390	806,146

Deferred income taxes	21,235	20,474
Property, plant and equipment, net	356,603	370,531
Goodwill	933,022	955,524
Other intangible assets, net	581,116	636,538
Other assets	53,924	19,757
Assets held for sale	28,045	—
Total assets	$2,738,335	$2,808,970

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$7,724	$2,137
Accounts payable	118,509	143,419
Accrued liabilities	209,992	206,782
Long-term debt - current	2,034	5,522
Liabilities held for sale	4,616	—
Total current liabilities	342,875	357,860

Long-term debt	825,017	936,357
Accrued retirement benefits	93,358	104,302
Deferred income taxes	88,408	106,559
Long-term tax liability	66,012	72,961
Other liabilities	45,148	27,875
Liabilities held for sale	6,989	—

Total stockholders' equity	1,270,528	1,203,056
Total liabilities and stockholders' equity	$2,738,335	$2,808,970

Notes:
(1) The Company adopted the amended standard related to accounting for leases in the first quarter of 2019.

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2019	2018
Operating activities:
Net income	$158,350	$166,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,059	94,238
Loss on disposition of property, plant and equipment	236	71
Stock compensation expense	13,306	12,158
Non-cash impairment charge related to divestiture	5,600	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	29,212	(10,960)
Inventories	11,482	(12,369)
Prepaid expenses and other current assets	(10,640)	(2,890)
Accounts payable	(22,546)	12,489
Accrued liabilities	2,336	(580)
Deferred income taxes	(12,025)	(18,876)
Long-term retirement benefits	(16,233)	1,632
Long-term tax liability	(6,949)	(6,809)
Other	(2,887)	2,909
Net cash provided by operating activities	248,301	237,199

Investing activities:
Proceeds from disposition of property, plant and equipment	577	1,374
Capital expenditures	(53,286)	(57,273)
Business acquisitions, net of cash acquired	(6,061)	(430,487)
Revenue Sharing Program payments	—	(5,800)
Other	(3,450)	(1,000)
Net cash used by investing activities	(62,220)	(493,186)

Financing activities:
Net change in other borrowings	5,490	(5,145)
Payments on long-term debt	(341,419)	(433,904)
Proceeds from the issuance of long-term debt	236,552	841,036
Proceeds from the issuance of common stock	5,492	1,131
Common stock repurchases	(50,347)	(138,275)
Dividends paid	(32,544)	(32,206)
Withholding taxes paid on stock issuances	(6,059)	(5,395)
Other	(9,158)	(11,678)
Net cash (used) provided by financing activities	(191,993)	215,564

Effect of exchange rate changes on cash flows	(1,002)	(4,148)
Decrease in cash and cash equivalents	(6,914)	(44,571)

Cash and cash equivalents at beginning of year	100,719	145,290
Cash and cash equivalents at end of year	$93,805	$100,719

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Twelve months ended December 31,
	2019	2018
Free cash flow:
Net cash provided by operating activities	$248,301	$237,199
Capital expenditures	(53,286)	(57,273)
Free cash flow (1)	$195,015	$179,926

Free cash flow to net income cash conversion ratio (as adjusted):
Net income	$158,350	$166,186
Non-cash impairment charge related to divestiture	5,600	—
Effects of U.S. tax reform	—	(2,613)
Net income (as adjusted)(2)	$163,950	$163,573

Free cash flow to net income cash conversion ratio (as adjusted)(2)	119%	110%

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

(2) For the purpose of calculating the cash conversion ratio, the Company has excluded the non-cash impairment charge related to the divestiture of the Seeger business from 2019 net income and the effects of U.S. tax reform, commonly referred to as the Tax Cuts and Jobs Act, from 2018 net income.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2019	2018	% Change		2019	2018	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$30,177	$26,400	14.3		$113,968	$130,404	(12.6)
IGS short-term purchase accounting adjustments	—	1,727			—	2,887
Acquisition transaction costs	—	1,983			—	2,350
Gimatic short-term purchase accounting adjustments	(3,313)	2,707			2,060	2,707
Seeger divestiture non-cash impairment charge	5,600	—			5,600	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$32,464	$32,817	(1.1)		$121,628	$138,348	(12.1)

Operating Margin - Industrial Segment (GAAP)	13.1%	10.4%	270	bps.	12.1%	13.1%	(100)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	14.1%	12.9%	120	bps.	13.0%	13.9%	(90)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$61,256	$52,189	17.4		$236,448	$231,764	2.0
IGS short-term purchase accounting adjustments	—	1,727			—	2,887
Acquisition transaction costs	—	1,983			—	2,350
Gimatic short-term purchase accounting adjustments	(3,313)	2,707			2,060	2,707
Seeger divestiture non-cash impairment charge	5,600	—			5,600	—
Operating Income as adjusted (Non-GAAP) (1)	$63,543	$58,606	8.4		$244,108	$239,708	1.8

Operating Margin (GAAP)	16.5%	13.6%	290	bps.	15.9%	15.5%	40	bps.
Operating Margin as adjusted (Non-GAAP) (1)	17.2%	15.3%	190	bps.	16.4%	16.0%	40	bps.

Diluted Net Income per Share (GAAP)	$0.80	$0.75	6.7		$3.07	$3.15	(2.5)
Effects of U.S. tax reform	—	(0.02)			—	(0.05)
IGS short-term purchase accounting adjustments	—	0.03			—	0.04
Acquisition transaction costs	—	0.04			—	0.04
Gimatic short-term purchase accounting adjustments	(0.05)	0.04			0.03	0.04
Seeger divestiture non-cash impairment charge	0.11	—			0.11	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.86	$0.84	2.4		$3.21	$3.22	(0.3)

			Full-Year 2020 Outlook
Diluted Net Income per Share (GAAP)			$3.02	to	$3.22
Seeger divestiture adjustments (2)				0.10
Diluted Net Income per Share as adjusted (Non-GAAP)			$3.12	to	$3.32

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its Gimatic acquisition and the non-cash impairment charge related to the divestiture of the Seeger business from its “as adjusted” financial measurements for 2019. The Company has excluded the following from its "as adjusted" financial measurements for 2018: 1) $2,613 of adjustments made in 2018 to reduce the tax expense recorded in December 2017 related to the U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act), 2) short-term purchase accounting adjustments related to its Industrial Gas Springs (IGS) and Gimatic acquisitions and 3) transaction costs related to the IGS and Gimatic acquisitions. The tax effects of these items, excluding 1) the effects of U.S. tax reform which impacted tax expense directly and 2) the non-cash impairment charge which was recorded pre-tax in 2019, were calculated based on the respective tax jurisdiction of each item. In 2018, the tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 2% as the majority of these costs are not expected to be deductible. The remaining items include tax effects that range from approximately 22% to 28%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.

(2) Divestiture adjustments in 2020 include tax charges related to the divestiture of the Seeger business.